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                                                                    EXHIBIT 1.2

                      SEARS CREDIT ACCOUNT MASTER TRUST II
                           MASTER TRUST CERTIFICATES
                               PRICING AGREEMENT

                           Dated: September 16, 1999

To: SRFG, Inc., as Seller under the Pooling and Servicing Agreement dated as of July 31, 1994, as amended.

Re: Underwriting Agreement dated May 19, 1998 (the "Agreement") (a copy of which is attached hereto).

Title: Sears Credit Account Master Trust II, $500,000,000 6.35% Class A Master Trust Certificates, Series 1999-2.

Initial Principal Amount of Certificates:
         $500,000,000 Class A Master Trust Certificates, Series 1999-2

Class A Expected Final Payment Date: February 2003

Series and Class Designation of Designated Securities:
         6.35% Class A Master Trust Certificates, Series 1999-2 (the "Class A Certificates")

Series Cut-Off Date: Last day of the Due Period ending in August 1999

Certificate Rating: Class A Certificates: Aaa by Moody's Investors Service, Inc.
                                          AAA by Standard & Poor's Ratings
                                          Services

Aggregate Principal Receivables in the Accounts in the Trust as of the last day of the Due Period ending in August 1999: $9,770,159,935

Date of Series Supplement: September 27, 1999

Certificate Rate:   Class A Certificates: 6.35% per annum.

Terms of Sale: The purchase price for the Designated Securities to the Underwriters will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from September 27, 1999.

                    Class A Certificates: 99.185630%


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Initial Public Offering Price: The initial public offering price for the
Designated Securities will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from September 27, 1999.

                           Class A Certificates: 99.410630%

Adjustment to Underwriting Fee: On September 27, 1999 (the "Closing Date"), in addition to the purchase of the Class A Certificates by the Underwriters named in Schedule 1 hereto, the amount specified on the Addendum hereto shall be paid to Credit Suisse First Boston Corporation ("CSFB") by the company or by CSFB to the Company as set forth in the Addendum. Any such payment shall be disregarded for purposes of Section 8(d) of the Agreement.

Closing Location:          Sears, Roebuck and Co.
                           3333 Beverly Road
                           Hoffman Estates, Illinois 60179

Time of Delivery: 9:00 A.M., New York Time, on September 27, 1999, or at such other time as may be agreed upon in writing.

Address of Representative of the Underwriters for notices:

                           Credit Suisse First Boston Corporation
                           Eleven Madison Avenue
                           New York, New York 10010-3629
                           Attention: Jorge A. Calderon
                           Facsimile: (212) 325-8261

Additional Agreements:

                  Notwithstanding anything in the Agreement or in this Pricing Agreement to the contrary, the Agreement and this Pricing Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Class A Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.


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                  The Underwriters named in Schedule 1 hereto agree, severally and not jointly, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated Securities set forth opposite their name in
Schedule 1. It is understood that our execution of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be supplied to the Company upon request. We represent that we are authorized on behalf of ourselves and on behalf of each of the Underwriters named in Schedule 1 hereto to enter into this Agreement.


                                    Very truly yours,

                                    CREDIT SUISSE FIRST BOSTON
                                     CORPORATION


                                    By: /s/ Michael Raynes
                                        -------------------------------------
                                        On behalf of each of the Underwriters

Accepted:

SRFG, INC.


By: /s/ George F. Slook
   ------------------------------

SEARS, ROEBUCK AND CO.


By: /s/ Larry R. Raymond
    -----------------------------


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                                   SCHEDULE 1

                                                                                  Principal
                                                                                  Amount of
                                                                                  Class A
                                                                                Certificates
                                                                                    to be
Underwriter                                                                       Purchased
- -----------                                                                     ------------
Credit Suisse First Boston Corporation.................................         $ 100,000,000

Bear Stearns & Co. Inc. ...............................................         $ 100,000,000

Goldman, Sachs & Co. ..................................................         $ 100,000,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated.....................         $ 100,000,000

Morgan Stanley & Co. Incorporated......................................         $ 100,000,000
                                                                                -------------

 Total                                                                          $ 500,000,000



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                                    Addendum

On the Closing Date, if the Unwind Price is greater than the Reference Price, then the Company shall be obligated to make a payment to Credit Suisse First Boston Corporation ("CSFB"), and if the Unwind Price is less than the Reference Price, CSFB shall be obligated to make a payment to the Company, in an amount equal to the product of (i) the difference between the Reference Price and the Unwind Price, expressed as a positive number, and (ii) the Notional Amount.

"Notional Amount" shall mean $425,000,000

"Reference Price" shall mean 100.218750

"Reference Yield" shall mean 5.794%

"Unwind Price" shall mean 100.390625

"Unwind Yield" shall mean 5.732%


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